Exhibit 23.1
Consent of Independent Auditors

We consent to the incorporation by reference in Post-Effective Amendment No. 12 to Form S-11 on Form S-3 of KBS Strategic Opportunity REIT, Inc. (Registration Statement No. 333-156633) of our report dated April 19, 2018, relating to our audit of the statement of revenues over certain operating expenses of City Tower for the year ended December 31, 2017, included in this Form 8-K/A filed with the Securities and Exchange Commission on April 19, 2018, which audit report is incorporated by reference in the Prospectus, which is a part of such Registration Statement.

/s/ Squar Milner LLP

Newport Beach, California
April 19, 2018